As filed with the Securities and Exchange Commission on August 24, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MBIA INC.

(Exact name of registrant as specified in its charter)

Connecticut	06-1185706
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

113 King Street

Armonk, New York 10504

(Address of Principal Executive Offices including Zip Code)

MBIA Inc. 2005 Omnibus Incentive Plan

(Full title of the Plan)

Ram D. Wertheim, Esq.

Executive Vice President, Chief Legal Officer and Secretary

MBIA Inc.

113 King Street

Armonk, New York 10504

(914) 765-3945

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00 per share	4,000,000(1)	$10.78(2)	$43,120,000(2)	$4,941.56

(1)	Consists of shares of Common Stock to be issued under the MBIA Inc. 2005 Omnibus Incentive Plan (the “Plan”). A total of 10,000,000 shares of Common Stock available under the Plan were previously registered, of which 6,000,000 shares were registered on a Form S-8 filed on August 15, 2005 and 4,000,000 shares were registered on a Form S-8 filed on June 1, 2009. Such undeterminable number of additional shares as may be issuable pursuant to the operation of the recapitalization provisions of the Plan are hereby also registered.

(2)	Computed pursuant to Rule 457(h) under the Securities Act of 1933 solely for the purpose of determining the registration fee, based upon an assumed price of $10.78 per share, which is the average of the high and low prices of MBIA Inc. Common Stock on August 22, 2012, as reported on the New York Stock Exchange Consolidated Tape.

EXPLANATORY NOTE

MBIA Inc. (the “Company”) is filing this registration statement in accordance with Instruction E to Form S-8 to register 4,000,000 additional shares of common stock, par value $1.00 per share (the “Common Stock”) of the Company that may be issuable pursuant to the MBIA Inc. 2005 Omnibus Incentive Plan (the “Plan”). The contents of the Company’s original Registration Statement on Form S-8, Registration Statement No. 333-127539, filed on August 15, 2005, and additional Registration Statement on Form S-8, Registration Statement No. 333-159648, filed on June 1, 2009, are incorporated herein by reference. The additional 4,000,000 shares of Common Stock that are subject of this Registration Statement relate to the increase in the number of authorized shares available for issuance under the Plan as approved by the Company’s shareholders at the Company’s annual meeting held on May 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York on August 24, 2012.

MBIA INC.

By:	/s/Joseph W. Brown
Joseph W. Brown
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/Joseph W. Brown Joseph W. Brown	Chief Executive Officer and Director	August 24, 2012

/s/C. Edward Chaplin C. Edward Chaplin	President, Chief Financial Officer and Chief Administrative Officer	August 24, 2012

/s/Douglas C. Hamilton Douglas C. Hamilton	Controller	August 24, 2012

/s/Maryann Bruce Maryann Bruce	Director	August 24, 2012

/s/David A. Coulter David A. Coulter	Director	August 24, 2012

/s/Steven J. Gilbert Steven J. Gilbert	Director	August 24, 2012

/s/Daniel P. Kearney Daniel P. Kearney	Chairman and Director	August 24, 2012

/s/Kewsong Lee Kewsong Lee	Director	August 24, 2012

/s/Charles R. Rinehart Charles R. Rinehart	Director	August 24, 2012

/s/Theodore Shasta Theodore Shasta	Director	August 24, 2012

/s/Richard C. Vaughan Richard C. Vaughan	Director	August 24, 2012

Index to Exhibits

Exhibit No.	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Company, dated May 5, 2005, incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

4.2	Company’s By-laws as Amended as of July 14, 2009, incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on July 16, 2009.

5	Opinion of Day Pitney LLP as to the legality of securities to be registered (filed herewith).

10.1	MBIA Inc. 2005 Omnibus Incentive Plan, as amended through March 2012, incorporated by reference to Exhibit A of the Company’s Definitive Proxy Statement filed on March 19, 2012.

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of Day Pitney LLP (included in Exhibit 5).